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                                                        Exhibit 3.05

                          MEMORANDUM OF UNDERSTANDING
                        REGARDING SHAREHOLDERS AGREEMENT

By this private instrument and in the best legal form, the contracting parties:

I - ODEBRECHT QUIMICA S.A., hereinafter named ODEBRECHT; a joint stock company, duly organized and existing under the Laws of the Federal Republic of Brazil, with registered offices in the City of Camacari, at Rua Hidrogenio, No. 3342, Suite 01, enrolled before CNPJ/MF under number 57.015.018/000-84, herein represented by its legal representative and;

II - PETROQUIMICA DA BAHIA S.A., hereinafter simply named PQBA, a joint stock company, duly organized and existing under the Laws of the Federal Republic of Brazil, with offices in the City of Salvador, at Avenida Tancredo Neves, No. 1.186, 7th floor (part) enrolled before CNPJ/MF under number 13.943.667/0001-70, herein represented by its legal representative;

Companies jointly or severely named CONTROLLING COMPANY, by itself or any controlling, affiliate or under common control company, and;

III - PETROS - FUNDACAO PETROBRAS DE SEGURIDADE SOCIAL, a private security closed company, duly organized and existing under the Laws of the Federal Republic of Brazil, enrolled before CNPJ/MF under No. 034.053.942/0001-50, with offices at Rua do Ouvidor, 98, in the City of Rio de Janeiro, State of Rio de Janeiro, herein represented under the form of its Bylaws, hereinafter simply named PETROS;

IV - PREVI - CAIXA DE PREVIDENCIA DOS FUNCIONARIOS DO BANCO DO BRASIL, a private security closed company, duly organized and existing under the Laws of the Federal Republic of Brazil, enrolled before CNPJ/MF under No.
33.754.482/0001-24, with offices at Praia de Botafogo, No. 501 - 3rd and 4th floors, in the City of Rio de Janeiro, State of Rio de Janeiro, herein represented under the form of its Bylaws, hereinafter simply named PREVI;

Hereinafter jointly named the "Parties",

WHEREAS:

1) The CONTROLLING COMPANY intends to acquire the stockholding at Norquisa S.A. (hereinafter named "NORQUISA") and at Copene Petroquimica do Nordeste S.A. (hereinafter named "COPENE" or "Company"), which shall confer to the CONTROLLING COMPANY, severely or under agreement with the other shareholders, the direct or indirect control of COPENE;

2) Petrobras Quimica S.A. - Petroquisa entered, with the CONTROLLING COMPANY, a Memorandum of Understandings, on 07/03/01, setting forth the

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     terms and conditions to govern the future COPENE's Shareholders Agreement;

3) PETROS holds today the stockholding with COPENE, corresponding to 5.72% (five point seventy two percent) of the Company's voting capital;

4) PREVI holds today, the stockholding at COPENE, corresponding to 5.82% (five point eighty two percent) of the Company's voting capital;

5) Once the acquisition of the direct or indirect control of COPENE by the CONTROLLING COMPANY is completed, the Parties intend to consolidate its adjustments through the entering of a shareholders agreement between PETROS, PREVI, Petroquisa and the direct controller of COPENE (hereinafter named "COPENE's Shareholders Agreement");

6) The parties, hereby, intend to set forth the basic terms and conditions to govern the future COPENE's Shareholders Agreement.

The parties decide to formalize this Memorandum of Understandings, with the objective to set forth the basic terms and conditions governing the future COPENE's Shareholders Agreement.

FIRST CLAUSE - OBJECT

1.1. Through this Memorandum of Understandings, the Parties, from now on, agree that, in the event the CONTROLLING COMPANY acquires COPENE's direct or indirect stockholding, the CONTROLLING COMPANY shall enter or shall cause the companies holding the COPENE'S direct stockholding to enter the Shareholders Agreement with Petroquisa, PETROS and PREVI, which shall include, among others, the basic terms and conditions established under this Memorandum of Understandings.

SECOND CLAUSE - DECISIONS OF GENERAL MEETING

2.1. According to the provisions under item 8.5 below, the CONTROLLING COMPANY agrees, hereunder, to confer to PETROS and PREVI, from the date of acquisition of COPENE's stockholding, the direct right to veto power, to be jointly exercised by PETROS and PREVI, at the decisions taken during shareholders general meetings, whenever any of the subject matters below are discussed. The right to veto power now foreseen shall be included in the future Shareholders Agreement, when PETROS and PREVI, together with PETROQUISA shall exercise it.

     a) modification to the rights conferred to the shares existing under the bylaws, negatively effecting the value of COPENE's common or preferred shares.

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     b)   alteration,  increasing or decreasing of the company's objects, except those which may be required to allow COPENE to operate as an integrated petrochemical company;

     c)   increase of the number of members of COPENE's Administration Council.

     d) decrease of the number of members of COPENE's Administration Council, currently elected upon nomination by PETROS and PREVI, that is to say, two councilors, provided the stockholding defined under article 8.5 below is maintained;

     e) increase of COPENE's capital, upon payment through the assets or rights, unless said assets or rights are related to COPENE's object and the evaluation of said assets or rights is done, under the terms of the 8th Article of Law number 6.404/76, by an investment bank selected by the CONTROLLING COMPANY, from a list of five prime banks appointed by Petroquisa, PETROS and PREVI;

     f) merger, split up, incorporation of COPENE into another company or of another company into COPENE, which may imply the unjustified dilution of PETROS' and/or PREVI's shareholding , with the integration of the second-generation companies into COPENE understood as justified; among which are included the second-generation companies controlled by the CONTROLLING COMPANY, provided it is performed based on the procedures foreseen under the previous item;

     g)   COPENE's dissolution or liquidation.

First Paragraph - Notwithstanding the provisions under items (e) and (f) of this clause, it is understood that the Parties shall make, under the same criteria, the evaluation of the second-generation companies of which they are shareholders, direct or indirectly, with the purpose of integration to COPENE.

Second Paragraph - Whenever the process of integration of companies to COPENE imply in capital increase, the Parties shall be ensured the preemptive right to the acquisition or subscription of new shares, in such way that the opportunity for the maintenance of the percentile of the respective shareholding previous to the integration is ensured, provided the CONTROLLING COMPANY have ensured COPENE's control in the general meetings and the majority of members of the respective administration council.

THIRD CLAUSE - DECISIONS OF THE ADMINISTRATION COUNCIL

3.1 Observed the provisions under the Second Clause and under the item 8.5 below, the CONTROLLING COMPANY agrees, hereunder, to confer to PETROS and PREVI, from the acquisition of COPENE's control, the right to

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     veto power,  to be jointly  exercised by PETROS and PREVI, in the decisions taken in COPENE's Administration Council's meetings, whenever any of subject matter established below are discussed. The right to veto power foreseen hereunder shall be included in the future Shareholders Agreement, when PETROS and PREVI, together with PETROQUISA shall exercise it.

     a) acquisition, disposition or burden of goods of the permanent assets or the execution of contracts under whatever nature, in operations contemplating values above 30% (thirty percent) of COPENE's net equity,  except,  in  any  case,  those  operations  inherent  to  the
          performance  of  COPENE's  object,   requiring   PETROS'  and  PREVI's
          approval;

     b) the entering of juridical business with companies directly or indirectly controlled, controlling, controlled by the controlling companies, of any of the Parties and, further, affiliated companies, including of acquisition of interest in said companies, unless the evaluation according to the terms under item 2.1, sub-item "e" above is effected;

     c) whatever motion or proposal causing COPENE not to comply with any of the financial indexes below:

          (i)  indebtedness  index (Projected Net  Debt/EBITDA)  under 3.5;
          (ii) projected  profits  coverage index  (EBITDA/Total  profits) above
               3.0;
          (iii)debt service coverage index, except the trade finance lines (EBITDA/{Profits + Amortization}) higher than 1.75;

          All indexes are obtained in consideration to the recent history and projections. The market and prices projections shall be performed by internationally known companies under said specialties, while the projections of floating interest rate shall be performed through Investment Banks.

FORTH CLAUSE - PRIOR MEETINGS

4.1. In order to previously deliberate the subject matters established under Clauses Second and Third above and therefore, ensure the exercise of the right of veto power provided hereunder, the Parties, hereby, establish the holding of the Meetings Previously to COPENE's General Meetings and Administration Council Meetings called to deliberate about said subject matters.

4.2. The decisions taken in Prior Meetings shall comprise voting agreements and shall bind the vote of the Parties in the respective General Meeting and the voting guidance to the Councilors in the respective Administration Council's Meetings of COPENE and, shall be rigorously observed by the Company.

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FIFTH CLAUSE - ACQUISITION OF THE OPERATIONAL NORDESTE ASSETS

5.1. The CONTROLLING COMPANY intends to acquire within the Auction foreseen to take place on July 25, 2001, the assets of Banco Economico S.A., in extrajudicial liquidation, in the Camacari Petrochemical Pole.

5.2. The Parties understand that the Operational Nordeste Assets, which may be acquired by the CONTROLLING COMPANY in said Auction, are according to COPENE's interests, with its acquisition by the same being therefore recommended.

5.3. The Operational Nordeste Assets, for the effects hereunder, comprise the direct or indirect equity holdings below:

     (i) 100% of the shares representing the corporate stocks of Conepar - Companhia Nordeste de Participacoes (hereinafter named "Conepar"), that, in turn, is the holder, among other assets, of 35% of the voting capital and 30.99% of the total capital of Politeno Industria e Comercio S.A. and 66.67% of the voting capital and 42.64% of the total capital of Polialden Petroquimica S.A. (hereinafter named "Polialden"); and

     (ii) 100%  of  the  issued  shares  of  Proppet  S.A.   (hereinafter  named
          "Proppet").

    5.3.1 The interest of Conepar's capital to be acquired may not be 100% of the capital, in the event BNDES does not exercise the joint sale right of its stockholding (Class "B" preferred shares) foreseen under Conepar's Shareholders Agreement.

5.4 The price to be paid by COPENE for the Operational Nordeste Assets shall be, observing the corporate uncrossing, equal to the value (i) of the higher offer among the offers of third parties, others than the buyer of Nordeste Assets, object of the Auction or, (ii) in the event no valid offers from third parties exist, the value of the minimum price of the Operational Nordeste Assets for the purposes of the Auction, and, in whatever case, the price to be paid by COPENE for the Operational Nordeste Assets shall not be above US$ 750,000,000.00 (seven hundred and fifty million US dollars). "Binding Price" used in the auction held on December 2000.

     5.4.1. In up to 90 (ninety) days after the acquisition of the Operational Nordeste Assets by COPENE, a complete evaluation of said assets shall be performed by a financial institution named according to the terms under item 5.4.2. The evaluation work will use the prices projections of resins and raw materials and the macroeconomic data contained within the formation of the discount rates used in the evaluations attached hereto (Annex I and annex II), hereinafter named "Attached Evaluations". Under the hypothesis the evaluation concludes that the price of the assets are lower than the amount



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     effectively  paid  by  COPENE,   the  balance  shall  be  returned  by  the
     CONTROLLING COMPANY to COPENE, according to the Item 5.4.3. below.

     5.4.2The financial institution effecting the evaluation provided under item
     5.4.1. shall be selected by COPENE's Councilors, except those elected under the CONTROLLING COMPANY's indication, among the five prime banks suggested by the CONTROLLING COMPANY. The CONTROLLING COMPANY shall not include, among the five prime banks to be suggested for the evaluation, the following institutions, due to impediment caused by conflict of interests, CS First Boston Garantia, UBS Warburg and Morgan Stanley. In the event the difference of the value of the evaluation performed by the selected financial institution is above 10% (ten percent) of the average of Attached Evaluations, another financial institution shall be selected by PETROS and PREVI, among the four remaining banks, to arbitrate the value between the Attached Evaluations and the evaluation made in the form hereunder.

     5.4.3In the event the difference appointed under the terms of this Clause is (i) equal or less than 5% (five percent) of the price effectively paid by COPENE, the value shall be returned, in cash, to COPENE by ODEBRECHT, within the term of 30 (thirty) days; and (ii) if it is higher than 5% (five percent) of the price effectively paid by COPENE, the value shall be returned, in cash, to COPENE, by ODEBRECHT, within the term of 01 (one) year, remunerated at the same cost of the debt assumed by COPENE at the acquisition of the Operational Nordeste Assets.

     5.4.3.1. Once the difference between the price effectively paid by COPENE and the price of the evaluations made in the form under the item 5.4.2. above is indicated by the named financial institution, ODEBRECHT shall offer a guarantee at the value of the difference verified within the term of 05 (five) working days. The guarantees may be offered under the form of credit insurance granted by a prime insurance company, banking bail bond issued by a prime financial institution or real guarantee, duly attached to the evaluation of a prime international audit company. In the event the guarantee is not presented within the term established hereunder, except in the events of force majeure, ODEBRECHT shall be incurred under a daily fine of 0.5% on the value of the difference verified, until the presentation of the guarantees or return of the difference. After 30 (thirty) days have elapsed with no presentation of guarantees, the advance maturity of the debt shall occur, with the value being considered net and correct, and the debt may be executed.

     5.4.3.2. The difference referred to under item 5.4.3. (ii) above shall be compensated within the term of 01 (one) year, in the context of integration of the second-generation companies, controlled by the CONTROLLING COMPANY to COPENE.

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     5.4.4. The CONTROLLING  COMPANY shall transfer the guarantees of the seller of said assets at the Auction, in whole and by the time of the acquisition of Operational Nordeste Assets by COPENE.

SIXTH CLAUSE - THE COMPANY'S BASIC PRINCIPLES

6.1. The Parties commit themselves to adopt the following basic directions for COPENE's management:

     i)   COPENE's  Board  of  Directors   shall  be  constituted  by  competent
          professionals with the responsibility to reach high competition and international productivity standards;

     ii) the dividend politics shall have the distribution of results as objective, which shall not be under 50% (fifty percent) of the year's available net profit, provided the required and sufficient internal reserves are maintained for the effective operation and development of COPENE's businesses; and

     iii) the adoption of commercial politics ensuring the regular and continuous supply of raw material and utilities under competitive bases, compatible to the national and international market, so as to comply with COPENE's interests.

SEVENTH CLAUSE - DURATION

7.1. This Memorandum of Understandings shall be effective on this date, with the Second, Third and Forth Clauses effective from the date of acquisition of the control over COPENE by the CONTROLLING COMPANY, severely or upon agreement with other shareholders, and remaining in force (i) for 20
     (twenty) years or (ii) until the entering of the future COPENE's shareholders agreement, by the CONTROLLING COMPANY or its owned companies, and, PETROS and PREVI what happens first.

7.2. During the term of duration hereof and the future Shareholders Agreement, the Parties shall abstain to vote over whatever issues which may place them under conflict of interests situation before COPENE, under the legal form.

7.3. This Memorandum of Understandings shall be considered automatically revoked, with no burden to any of the Parties, in the event the CONTROLLING COMPANY does not acquire COPENE's (direct or indirect) control until 12/30/2001.


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EIGHTH CLAUSE - GENERAL PROVISIONS

8.1. No common association, partnership or any other kind of organization or corporate entity between PETROS and PREVI and the CONTROLLING COMPANY is established under this Memorandum of Understandings.

8.2. This Memorandum of Understandings represents the complete understanding between the Parties, in respect to the object hereunder and substitutes in full, any and all rights and/or obligations arising from other instruments and/or verbal agreements, relative to the purchase and sale of shares issued by COPENE or to the exercise of the right to vote in the General Meeting and COPENE's Administration Council Meeting.

8.3. It is ensured hereunder, to PETROS and/or PREVI, the right to regulate, among themselves, and/or with other closed private security entities, the preemptive right for the alienation and transfer of the shares issued by COPENE and held by said entities, as well as the right to vote for the election of the Fiscal and Administration Councils of the Company.

8.4. The Parties hereby agree that COPENE's Shareholders Agreement shall provide the foresight of the joint sale right ("Tag Along") of the stockholding, severely considered, held by all the shareholders on COPENE's capital in the event of sale and transfer of COPENE's direct or indirect control to third parties, under the same conditions offered by the buying third part(ies) to COPENE's controlling shareholders.

8.5. The right to veto power ensured hereunder to PETROS and PREVI shall be in force while PETROS and PREVI hold, together with other private security closed entities, at least 15% (fifteen percent) of COPENE's common shares. In the event PETROS and PREVI have their stockholding diluted due to the integration of second-generation companies controlled by ODEBRECHT and/or by PQBA, the right to veto power shall be maintained for the term of 3 (three) years, with the right to rearrangement of their stockholding protected within said period, so as to ensure the right to veto power established hereunder.

8.6. So as to the right to veto power ensured hereunder to the shares under PETROS and PREVI's title be transferred to third parties, PETROS and/or PREVI, as the case may be, shall grant the preemptive right to the CONTROLLING COMPANY, which shall be exercised within the term of 15 (fifteen) days from the date of the proposal, except when the transfer of shares under PETROS and PREVI's title is done to (i) another closed private security entity; or (ii) a company which is not a CONTROLLING COMPANY competitor. The preemptive right shall be exercised under the same sale price, term and conditions as to third parties. In the event the preemptive right shall not be exercised, the CONTROLLING COMPANY shall authorize the third party adhesion hereto.

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NINTH CLAUSE - ARBITRATION

9.1. All questions arising or relative hereto, which are not solved under specific execution, under the terms of the 118th Article, 3rd paragraph of law no. 6.404/76 c/c articles 461, 632 and 639 and following of the Civil Proceedings Code, shall be submitted and solved under definite form upon arbitration. The arbitration shall be done in the city of Rio de Janeiro, State of Rio de Janeiro and shall be conducted, in the Portuguese language, by an arbitration court comprising 03 (three) arbitrators, indicated according to the arbitration norms of UNCITRAL.

9.2. The arbitration judgment shall be announced within the term of 6 (six) months, from the date of the institution of the arbitration or from the replacement of any arbitrator and shall observe the provisions under articles 26 and 32 of the Law number 9.307, of September 23, 1996. For the purposes of execution of the arbitration judgment, if it is the case, the courts of the city of Rio de Janeiro are hereby elected, with the abdication of any other one, the most privileged it may be.

9.3. The Brazilian laws shall be applicable by the arbitration court, for the solution of the litigation.

9.4. Each one of the Parties bears the right to access to court: (i) to oblige the other Party to adopt the arbitration; (ii) in order to obtain the legal measures focusing the protection of its rights previously to the institution of the arbitration, with said measures not able to be considered as a waiver to the arbitration solution; and (iii) so as to execute whatever solution of the arbitrators, including the arbitration judgment.

9.5. The provisions under the item 9.1 above do not apply to the questions relative to interpolation, application or execution of the issues provided hereunder, relative to rights and obligations susceptible to specific execution, under the terms of the articles 118 of the Law 6.404/76 c/c 461, 632, 639 and following of the civil Proceedings Code, with the courts of the county of the Capital of the State of Rio de Janeiro hereby elected, with the abdication of any other one, the most privileged it may be.

And, being thus fair and agreed, the contracting Parties sign this Memorandum of Understandings in 4 (four) counterparts of same tenor and form, before the undersigned witnesses.

Rio de Janeiro, July 20, 2001.

(s.)   illegible                           (s.) illegible
       Odebrecht Quimica S.A.                   Petroquimica da Bahia S.A.

(s.)   illegible                           (s.) illegible
       Fundacao Petrobras de                    Caixa de Previdencia dos


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       Seguridade Social - PETROS               Funcionarios do Banco do Brasil
                                                PREVI


Witnesses:

(s.)     illegible
         Adiano Maia

(s.)     illegible
         Juliana Baptista Marcal